EXHIBIT 10.1

THE PMI GROUP, INC.

STOCK OPTION AGREEMENT

The PMI Group, Inc. (the “Company”) hereby grants you, «Name + Nonqualified/Incentive» stock option under the Company’s Amended and Restated Equity Incentive Plan (the “Plan”), to purchase shares of common stock of the Company. The date of this agreement is «Date». In general, the latest date this option will expire is «Date1» (the “Expiration Date”). However, as provided below and in Appendix “A” , this option may expire earlier than the Expiration Date. Subject to the provisions of Appendix A and of the Plan, the principal features of this option are as follows:

Maximum Number of Shares Purchasable with the Option:               «Shares»

Price per Share:                                                                                           «Price»

Type of Option:                                                                                           «NSO or ISO»

NSO		ISO
Not Qualified under the Internal Revenue Code		Qualified under Section 422 of the United States Internal Revenue Code

Vesting Dates

The options subject to this agreement will vest on the following schedule:

•   33 1/3 % on the first anniversary of the grant date;

•   33 1/3% on the second anniversary of the grant date; and

•   the balance on the third anniversary of the grant date

•   All unvested options vest 100% on death or Disability, but not on Retirement

Vesting Dates

Once you accept this option, the vesting schedule will appear on the option grant summary on this website for you.

•     All unvested options vest 100% on death or Disability, but not on Retirement

Event Triggering Option Termination	Maximum Time to Exercise After Triggering Event	Event Triggering Option Termination	Maximum Time to Exercise After Triggering Event
Termination of Service (except as shown below)	1 year	Termination of Service (except as shown below)	1 year	*
Termination of Service due to Disability	3 years	Termination of Service due to Disability	3 years	*
Termination of Service due to Death	3 years	Termination of Service due to Death	3 years	*

*	Notwithstanding anything herein to the contrary, this option shall be treated as a nonqualified stock option to the extent not exercised within (a) one (1) year of your Termination of Service due to Disability or death or (b) three (3) months of your Termination of Service for any reason other than Disability or death.

IMPORTANT

IT IS YOUR RESPONSIBILITY TO EXERCISE THIS OPTION BEFORE IT EXPIRES. Your online acceptance of this agreement is with the understanding that this option is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and termination of this option is contained in Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.

APPENDIX A

TERMS AND CONDITIONS OF STOCK OPTIONS

GRANTED UNDER

THE PMI AMENDED AND RESTATED EQUITY INCENTIVE PLAN

Terms and Conditions of Both Nonqualified Stock Options and Incentive Stock Options

1. Grant of Option. The Company hereby grants to the Employee under the Plan, as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, a stock option to purchase, on the terms and conditions set forth in this Agreement and the Plan, all or any part of an aggregate of the maximum number of Shares set forth on the first page of this Agreement.

2. Exercise Price. The purchase price per Share for this option (the “Exercise Price”) shall be equal to the Purchase Price per Share set forth on the first page of this Agreement.

3. Number of Shares. The number and class of Shares specified on the first page of this Agreement, and/or the Exercise Price, are subject to appropriate adjustment in the event of changes in the capital stock of the Company by reason of stock dividends, split-ups or combinations of Shares, reclassifications, mergers, consolidations, reorganizations or liquidations. Subject to any required action of the stockholders of the Company, if the Company shall be the surviving corporation in any merger or consolidation, the option granted hereunder (to the extent that it is still outstanding) shall pertain to and apply to the securities to which a holder of the same number of Shares that are then subject to this option would have been entitled. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the “Committee” as defined in the Plan.

4. Vesting Schedule. Except as otherwise provided in this Agreement, the right to exercise this option will vest as provided under the “Vesting Dates” set forth on the first page of this Agreement. Shares scheduled to vest on any such date actually will vest only if the Employee has not incurred a Termination of Service prior to such date.

5. Death of Employee. In the event that the Employee dies while an employee of the Company or an Affiliate or during the periods referred to in Paragraph NSO-B or ISO-B below, as applicable, the Employee’s designated beneficiary or beneficiaries, or if no beneficiary survives the Employee, the administrator or executor of the Employee’s estate, may, within three (3) years after the date of death, exercise any vested but unexercised portion of this option. Any such transferee must furnish the Company (a) written notice of his or her status as transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this option and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this option as set forth in this Agreement.

6. Persons Eligible to Exercise. This option shall be exercisable during the Employee’s lifetime only by the Employee. This option shall be non-transferable by the Employee other than by a beneficiary designation made in a form and manner acceptable to the Committee, or by will or the applicable laws of descent and distribution.

7. Exercise of Option. This option may be exercised by the person then entitled to do so as to any vested Shares which may then be purchased (a) by giving notice of exercise in such form or manner as the Company may designate, (b) providing full payment of the Exercise Price (and the amount of any income and employment tax and applicable fees, if any, the Company determines is required to be withheld by reason of the exercise of this option or as is otherwise required under Paragraph 9 below), and (c) giving satisfactory assurances in the form or manner requested by the Company that the Shares to be purchased upon the exercise of this option are being purchased for investment and not with a view to the distribution thereof.

8. Conditions to Exercise. Except as provided in Paragraph 7 above or as otherwise required as a matter of law, the Exercise Price for this option may be made in one (1) (or a combination of two (2) or more) of the following forms:

(a) Personal check, a cashier’s check or a money order.

(b) Irrevocable directions to a securities broker approved by the Company to sell all or part of the option Shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any required withholding taxes. (The balance of the sale proceeds, if any, will be delivered to the Employee.)

(c) In another form permitted by the Committee in accordance with the terms of the Plan.

9. Tax Withholding and Payment Obligations. The Company will assess its requirements regarding tax, social insurance and any other payroll tax withholding and reporting in connection with this option, including the grant, vesting or exercise of this option or sale of Shares acquired pursuant to the exercise of this option (“tax-related items”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s actions in this regard, the Employee hereby acknowledges and agrees that the ultimate liability for any and all tax-related items is and remains his or her responsibility and liability and that the Company (a) makes no representations or undertaking regarding treatment of any tax-related items in connection with any aspect of this option grant, including the grant, vesting or exercise of this option and the subsequent sale of Shares acquired pursuant to the exercise of this option, and (b) does not commit to structure the terms of the grant or any aspect of this option to reduce or eliminate the Employee’s liability regarding tax-related items. In the event the Company determines that it and/or an Affiliate must withhold any tax-related items as a result of the Employee’s participation in the Plan, the Employee agrees as a condition of the grant of this option to make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Employee authorizes the Company and/or an Affiliate to withhold all applicable withholding taxes from the Employee’s wages. Furthermore, the Employee agrees to pay the Company and/or an Affiliate any amount of taxes the Company and/or an Affiliate may be required to withhold as a result of the Employee’s participation in the Plan that cannot be satisfied by deduction from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or an Affiliate. The Employee acknowledges that he or she may not exercise this option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.

10. Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the Shares covered by this option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the purchase of Shares hereunder, this option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

11. No Rights of Stockholder. Neither the Employee nor any person claiming under or through said Employee shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable upon the exercise of this option, unless and until such Shares shall have been issued and recorded on the records of the Company or its transfer agents or registrars as being owned by the Employee (or the person claiming under or through the Employee).

12. No Effect on Employment. The Employee’s employment with the Company and its Affiliates is on an at-will basis only, subject to the provisions of applicable law. Accordingly, subject to any written, express employment contract with the Employee, nothing in this Agreement or the Plan shall confer upon the Employee any right to continue to be employed by the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company or the Affiliate, which are hereby expressly reserved, to terminate the employment of the Employee at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the Affiliate employing the Employee. The Employee acknowledges that the grant of an option under the Plan does not in any way obligate the Company or any Affiliate of the Company to grant additional options in any future year or in any given amount. The Employee further acknowledges and understands that the grant of this option and any future options granted under the Plan is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy or similar pay, other than to the extent required by local law.

13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of The PMI Group, Inc., Attn: General Counsel, 3003 Oak Road, Walnut Creek, California 94597, or at such other address as the Company may hereafter designate in writing.

14. Option is Not Transferable. Except as otherwise expressly provided herein, this option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this option and the rights and privileges conferred hereby immediately shall become null and void.

15. Maximum Term of Option. Notwithstanding any other provision of this Agreement, this option is not exercisable after the Expiration Date.

16. Substituting Stock Appreciation Rights (SARs). The Committee shall have the right to substitute for this option, without receiving Participant permission, SARs paid only in common stock of the Company; provided, the vesting schedule and Expiration Date of the substituted SARs are the same as for this option as measured from the date of grant of this option, and provided further, that the value of the substituted SARs is equivalent to the value of the option at the date of such substitution, as determined by the Committee.

17. Data Privacy. The Employee understands that the Company and its Affiliates hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all options or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Employee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Employee’s country. The Employee understands that the Employee may request a list with the names and addresses of any potential recipients of the Data by contacting the Employee’s local human resources representative. The Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Employee may elect to deposit any Shares acquired upon exercise of this option. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Employee’s local human resources representative. The Employee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee may contact his or her local human resources representative.

18. Binding Agreement. Subject to the limitation on the transferability of this option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

19. Agreement Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of this Agreement shall govern. Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.

20. Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

21. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

22. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

23. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Except as otherwise provided herein, modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

24. Amendment, Suspension, Termination. By accepting this option, the Employee expressly warrants that he or she has received an option to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

Terms and Conditions of Nonqualified Stock Options Only

NSO-A. Type of Option. This stock option is not considered an “incentive stock option” under Section 422 of the Internal Revenue Code. Please refer to your prospectus for a summary of tax effects.

NSO-B. Termination of Option. In the event of the Employee’s Termination of Service for any reason other than Disability or death, the Employee may, within one (1) year after the date of such Termination of Service, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Employee’s Termination of Service due to Disability, the Employee may, within the period set forth on the first page of this Agreement, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. Notwithstanding the provisions of the Plan, this option shall not vest upon Retirement.

NSO-C. Effect of Transfer of Employment and Leaves of Absence. For purposes of this Agreement, the transfer of employment of the Employee between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. In addition, a leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company, or the Affiliate employing the Employee, as the case may be, shall not be deemed a Termination of Service for the purposes of this Agreement.

Terms and Conditions of Incentive Stock Options Only

ISO-A. Type of Option. This stock option is intended to qualify for “incentive stock option” treatment under Section 422 of the Internal Revenue Code. Please refer to your prospectus for a summary of tax effects.

ISO-B. Termination of Option. In the event of the Employee’s Termination of Service for any reason other than Disability or death, the Employee may, within one (1) year after the date of such Termination of Service, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Employee’s Termination of Service due to Disability, the Employee may, within the period set forth on the first page of this Agreement, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. Notwithstanding the provisions of the Plan, this option shall not vest upon Retirement. Notwithstanding anything herein to the contrary, this option shall be treated as a nonqualified stock option to the extent not exercised within (a) one (1) year of the Employee’s Termination of Service due to Disability or death or (b) three (3) months of the Employee’s Termination of Service for any reason other than Disability or death.

ISO-C. Effect of Transfer of Employment and Leaves of Absence. For purposes of this Agreement, the transfer of employment of the Employee between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. In addition, a leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company, or the Affiliate employing the Employee, as the case may be, shall not be deemed a Termination of Service for the purposes of this Agreement. No leave of absence may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave this option will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a nonqualified stock option.

ISO-D. Disposition of Shares. If the Employee sells or otherwise disposes of any of the Shares acquired pursuant to this option on or before the later of (a) two years after the grant date, or (b) one year after the exercise date, the Employee shall immediately notify the Company in writing of such disposition. The Employee agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of the Shares by payment in cash or out of the current earnings paid to the Employee.

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